                                                                    EXHIBIT 99.1

                        AMERICAN CLAIMS EVALUATION, INC.
                  REPORTS THIRD QUARTER AND NINE MONTH RESULTS

JERICHO, NY, February 10, 2005: American Claims Evaluation, Inc. (NASDAQ:AMCE)
announced revenues of $858,651 and a net loss of $377,890 ($.08 net loss per share) for the nine month period ended December 31, 2004 as compared to revenues of $900,072 and a net loss of $323,881 ($.08 net loss per share) for the nine months ended December 31, 2003. Revenues decreased as a result of a reduction in cases referred to the Company for vocational rehabilitation services.

                                             Three Months Ended                  Nine Months Ended
                                      ----------------------------------  ---------------------------------
                                          12/31/04         12/31/03          12/31/04         12/31/03
                                      ----------------------------------  ---------------------------------
                                                 (Unaudited)                        (Unaudited)

Revenues                                 $ 284,534        $ 285,708         $ 858,651        $ 900,072

Operating loss                            (145,517)        (145,661)         (455,249)        (391,371)

Loss before income tax expense            (105,776)        (122,136)         (374,890)        (318,881)

Net loss                                 $(106,776)       $(123,136)        $(377,890)       $(323,881)

Net loss per share - basic               $   (0.02)       $   (0.03)        $   (0.08)       $   (0.08)
                                      ===============================  =================================
Net loss per share - diluted             $   (0.02)       $   (0.03)        $   (0.08)       $   (0.08)
                                      ===============================  =================================
Weighted average shares - basic           4,859,800        4,259,800         4,726,467        4,259,800
Weighted average shares - diluted         4,859,800        4,259,800         4,726,467        4,259,800

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM
Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer,
American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753;
telephone number (516) 938-8000.

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